Exhibit 10.1

AMENDMENT TO THE
ANNUITY AND LIFE RE (HOLDINGS), LTD.
INITIAL STOCK OPTION PLAN

     WHEREAS, Annuity and Life Re (Holdings), Ltd., a Bermuda corporation (the “Company”), adopted the Annuity and Life Re (Holdings), Ltd. Initial Stock Option Plan (the “Plan”), as amended and restated, effective April 29, 1999, for the benefit of its eligible employees, directors, and consultants; and

     WHEREAS, the Company desires to amend the Plan to provide that the number of non-qualified stock options granted annually to certain Non-Employee Directors under the Plan be increased to 5,000 options.

     NOW, THEREFORE, effective on and after the date of adoption of this Amendment, Section 8(a)(2) of the Plan is amended to read in its entirely as follows:

“In addition, with respect to the Company’s first annual shareholders’ meeting after December 31, 2003 and each subsequent annual shareholder’s meeting of the Company, each Non-Employee Director whose term as a director has not ended as of the date of such annual shareholder’s meeting shall be granted an NQSO to purchase 5,000 Common Shares as of the day of such annual shareholder’s meeting.”

     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of this 5th day of May, 2004.

Attest:	ANNUITY AND LIFE RE (HOLDINGS), LTD.

/s/ Maria Teresa Andrews	By:	/s/ John W. Lockwood

John W. Lockwood, Chief Financial Officer